Exhibit 99.1

Heska Reports Record First Quarter Results
Revenue Up 19%; Earnings Per Share of $0.17, up 98% over Q1 2015

LOVELAND, CO, May 3, 2016 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its first quarter ended March 31, 2016.

First Quarter 2016 Record Results with Prior Year Comparison:

•	Revenue up 19% to $27.1 million.

•	Revenue from blood testing instruments and consumables up 25.8% to $11.4 million.

•	Revenue from digital imaging up 44.5% to $6.1 million.

•	Gross profit up 13% to $11.4 million.

•	Operating income up 93% to $2.0 million.

•	Net income attributable to Heska up 98% to $1.2 million, or $0.17 per diluted share.

•	Heska Reset enrollments surpass $60 million in testing commitments.
Kevin Wilson, Chief Executive Officer and President of Heska, commented, “Heska finished 2015 with record results and momentum. The first quarter of 2016 affirms the trends with record first quarter results and positive signs for the rest of the year. The overall veterinary market is healthy, our end-user analyzer consumables continue to track to expectations, we are gaining market share, profits are scaling nicely, and work to register our full line of next generation lateral flow single-use tests is on schedule.”
“We have worked hard these past two years to become the industry's newest and most advanced family of blood analyzers by launching the new Element POC™ (blood gas and electrolyte), the new Heska Element HT5™ (hematology), the new Element i™ (immunodiagnostic), and the fully refreshed Element DC™ (chemistry) platforms,” continued Mr. Wilson. “We have also transitioned to a subscription style model, called Heska Reset. Our best in class technology and Heska Reset have earned the loyalty of distributor representatives and are preferred by the vast majority of our customers. Approximately 70% of Heska's roughly 2,250 regularly active blood analyzer customers have enrolled in our multi-year programs for over $60 million in minimum testing over five or more years. The benefits to having reached this critical adoption mass are numerous, including significant long-term momentum and visibility for Heska, unrivaled value for veterinarians, installed base stability from which to grow and extend enrollments, and lower transactional costs and barriers to doing business with Heska.”

“Virtually every area of Heska performed well in the first quarter,” added Mr. Wilson. “Our OVP segment entered the year facing temporary headwinds but performed better than expected because of new business that offset expected delays in first quarter shipments. Digital imaging continued to see strong demand from large hospitals for stand-alone imaging solutions and for bundles of imaging and blood diagnostics, propelling imaging to a 44.5% gain. Heska Allercept™ continued to impress with great results in allergy, a space now enjoying substantial attention from industry giants and increased awareness from families with pets that suffer from skin allergies. And, as anticipated, the new Element i™ T4, TSH, and Cortisol immunodiagnostic analyzer began commercial shipments. Demand has exceeded our forecasts with customers having snapped up over 300 Element i™ analyzers, nearly 200 of which have been delivered.”
“To support a near doubling of first quarter net income, we continued to tightly manage costs while attending to the needs of the future,” concluded Mr. Wilson. “We will continue to pay close attention to optimizing the natural tension between these two disciplines. That there is much work to do is never in doubt, but today’s results offer a nice opportunity to acknowledge the good work and great start to the year made by Heska's 310 team members. They have my thanks and high respect for turning in another great quarter while making a positive contribution to the community. Because of their work, veterinary diagnostics and treatments now deliver higher quality, better value, and more satisfying outcomes to pets, families, and veterinarians.”

Financial Results
2016 first quarter revenue was $27.1 million, a 19% year over year increase. First quarter Core Companion Animal Health revenue increased 20% to $23.4 million, up from $19.6 million in the first quarter of 2015, on a strong performance from blood testing instruments and consumables and digital imaging. Other Vaccines, Pharmaceuticals and Products rose 12% to $3.7 million during the period, up from $3.3 million in the first quarter of 2015. Gross profit rose 13% to $11.4 million in the current quarter, compared to $10.1 million in the first quarter of 2015. Total operating expenses in the first quarter of 2016 were $9.5 million, or 34.9% of sales, a favorable comparison to total operating expenses of $9.1 million, or 39.6% of sales, in the prior year period. The Company reported first quarter 2016 operating income of $2.0 million, compared to operating income of $1.0 million in the first quarter of 2015. Income before income taxes was $2.1 million in the first quarter of 2016, compared to income before income taxes of $0.9 million in the prior year period. In the first quarter of 2016, net income attributable to Heska Corporation was $1.2 million, or $0.17 per diluted share, compared to $0.6 million, or $0.09 per diluted share, in the first quarter of 2015.

Balance Sheet
At March 31, 2016, Heska had $6.2 million in cash and working capital of $22.7 million. Stockholders' equity increased to $65.5 million, up from $63.5 million as of December 31, 2015.

Investor Conference Call
Management will conduct a conference call on Tuesday, May 3, 2016 at 9 a.m. MDT (11 a.m. EDT) to discuss the first quarter 2016 financial results. To participate, dial 800-533-7619 (domestic) or 785-830-1923 (international) and reference conference call access number 6636142. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska's home page at www.heska.com until May 17, 2016. The telephone replay may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international). The replay access number is 6636142.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include blood testing instruments and supplies, digital imaging products, software and services, and single use products and services such as in-clinic heartworm diagnostic tests, heartworm preventive products, allergy immunotherapy products and allergy testing. The Company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including using product usage trends to predict future success for such products. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to Heska’s ability to generate and predict sustained profits, including related to the increased operating expenses which may be necessary to support increased revenue; uncertainties related to Heska's ability to measure and predict the effectiveness of the group dynamics of its employees; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; risks related to Heska's reliance on large customers; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2015.

Financial Table Follows:

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2016
Revenue:
Core companion animal health	$19,572	$23,434
Other vaccines, pharmaceuticals and products	3,322	3,712
Total revenue, net	22,894	27,146

Cost of revenue	12,810	15,704

Gross profit	10,084	11,442

Operating expenses:
Selling and marketing	5,460	5,619
Research and development	419	575
General and administrative	3,184	3,278
Total operating expenses	9,063	9,472
Operating income	1,021	1,970
Interest and other expense (income), net	137	(133)
Income before income taxes	884	2,103
Income tax expense:
Current income tax expense	44	74
Deferred income tax expense	257	582
Total income tax expense	301	656

Net income	583	1,447
Net income (loss) attributable to non-controlling interest	(15)	261
Net income attributable to Heska Corporation	$598	$1,186

Basic earnings per share attributable to Heska Corporation	$0.10	$0.18
Diluted earnings per share attributable to Heska Corporation	$0.09	$0.17
Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	6,181	6,496
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	6,869	7,164

Balance Sheet Data
In Thousands

	December 31, 2015	March 31, 2016
		(unaudited)
Cash and cash equivalents	$6,890	$6,180
Total current assets	41,262	40,184
Note receivable - related party	1,516	1,528
Total assets	109,719	110,092
Line of credit	143	798
Other short-term borrowings, including current portion of long-term note payable	159	159
Total current liabilities	18,803	17,455
Long-term note payable, net of current portion	69	32
Non-controlling interest	15,747	15,777
Total stockholders' equity	63,528	65,505